Exhibit 10.7

THE BANK OF NEW YORK MELLON CORPORATION

Mellon Financial Corporation Long-Term Profit Incentive Plan (2004)

PERFORMANCE AWARD AGREEMENT

THIS AGREEMENT, made as of this 10th day of March, 2008, by and between The Bank of New York Mellon Corporation (the “Corporation”),

a

        n

                d

                                                             , a key employee (the “Grantee”) of the Corporation

WITNESSETH THAT:

WHEREAS, Grantee is now employed by the Corporation (“Corporation”, when used herein with reference to employment of Grantee, shall include any Affiliate of the Corporation as defined in the Plan) as a key employee; and

WHEREAS, under and pursuant to the Long-Term Profit Incentive Plan (2004) (the “Plan”), the Corporation may grant to key employees Restricted Stock and Other Stock-Based Awards, as each are defined in the Plan, providing the Grantee with shares, or rights to receive shares, of common stock, par value $.01 per share, of the Corporation (the “Stock”) subject to restrictions set forth in the Plan and in this Agreement; and

WHEREAS, the Corporation desires to grant to Grantee (i) an award of «NUMBER» shares of Restricted Stock and (ii) an Other Stock-Based Award representing the right to receive «NUMBER» shares of Stock;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree with each other as follows:

SECTION 1: Restricted Stock Award

1.1 Subject to the terms and conditions set forth herein and to the terms of the Plan, and in order to provide an additional incentive for Grantee, as a key employee, to work for the long-range success of the Corporation, the Corporation hereby awards to Grantee the number of shares of Restricted Stock stated above, subject to adjustment as provided in Section 9.7 of the Plan. Notwithstanding Section 7.4 of the Plan, dividends paid with respect to the Restricted Stock shall not be paid to, or earned by, the Grantee unless and to the extent the underlying shares of Restricted Stock are earned as provided in Section 4.1 hereof. Each time a cash dividend is paid on the Stock, there shall be added to the number of shares of Restricted Stock then outstanding hereunder a number of full and fractional shares of Stock the Grantee would have received if, as of the record date for such dividend, a number of shares of Stock equal to the number of shares of Restricted Stock outstanding hereunder had been held for the Grantee’s account under the Corporation’s Stock Purchase and Dividend Reinvestment Plan.

SECTION 2: Other Stock-Based Award

2.1 Subject to the terms and conditions set forth herein and to the terms of the Plan, and in order to provide an additional incentive for Grantee, as a key employee, to work for the long-range success of the Corporation, the Corporation hereby awards to Grantee an Other Stock-Based Award representing the right to receive the number of shares of Stock stated above, subject to adjustment as provided in Section 9.7 of the Plan. Dividend equivalents shall accrue with respect to the Other Stock-Based Award, but shall not be paid to, or earned by, the Grantee unless and to the extent the underlying Other Stock-Based Award is earned as provided in Section 4.1 hereof. Each time a cash dividend is paid on the Stock, there shall be added to the number of shares represented by the Other Stock-Based Award then outstanding hereunder a number of full and fractional shares of Stock the Grantee would have received if, as of the record date for such dividend, a number of shares of Stock equal to the number of shares represented by the Other Stock-Based Award outstanding hereunder had been held for the Grantee’s account under the Corporation’s Stock Purchase and Dividend Reinvestment Plan. The Committee, as hereinafter defined, shall have the authority, in its discretion, to determine that any obligation of the Corporation with respect to the Other Stock-Based Award may be paid in cash, in shares of stock, or part in cash and part in shares of Stock.

SECTION 3: Restricted Stock; Restrictions on Transfer

3.1 No shares of Restricted Stock awarded hereunder or any Other Stock-Based Award or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition” of shares) by the Grantee until such time as this restriction lapses with respect to such shares pursuant to Section 4 hereof. Any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any shares of Stock or award as to which restrictions on Disposition shall at such time be in effect.

3.2 Grantee agrees that a restrictive legend in substantially the following form may be placed on the certificate or book-entry account representing the shares of Restricted Stock awarded hereunder:

“The sale, transfer, assignment, pledge or other disposition of the shares represented by this certificate is subject to the restrictions set forth in the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004) and in the Performance Award Agreement executed thereunder dated as of March 10, 2008, copies of each of which are available for inspection at the principal office of The Bank of New York Mellon Corporation. No such transaction shall be recognized as valid or effective unless there shall have been compliance with the terms and conditions of such Agreement.”

3.3 Grantee hereby authorizes the Corporation or its agents to retain custody of the Restricted Stock awarded hereunder until such time as the restrictions on Disposition lapse. As soon as practicable after the date on which restrictions on Disposition of any shares lapse, the Corporation will cause such shares to be credited to a book-entry account in Grantee’s name with the restrictive legend described in Section 3.2 hereof removed. As soon as practicable after the signing of this Agreement, Grantee shall deliver it to the Corporation’s Executive Compensation area (AIM No. 151-0722).

3.4 Grantee understands that the transfer agent for the Restricted Stock will be instructed to effect transfers of the shares of Restricted Stock awarded hereunder only upon satisfaction of the conditions set forth herein and in the Plan.

SECTION 4:

Lapse of Restrictions, Forfeiture of Shares and Earning of Other Stock-Based Awards

4.1. Performance Condition. For the performance period beginning January 1, 2008 and ending on December 31, 2010 or, if earlier, the date of a Change in Control Event, as defined in the Plan, (the “Performance Period”), the total number of shares of Restricted Stock on which the restrictions shall lapse and the total number of shares of Stock (or cash equivalent thereof) that will be issued and/or paid for the Other Stock-Based Award will be based on the Corporation’s Total Return to Shareholders relative (i)  2/3 to the peer group’s (the “Peer Group’s”) Total Return to Shareholders and (ii)  1/3 to the Standard & Poor’s Financials Index companies (the “Index”) Total Return to Shareholders, provided that the Committee retains negative discretion to reduce or eliminate any and all amounts that would otherwise be payable as provided herein. The list of companies included within the Peer Group is attached hereto as Exhibit A.

(a) Total Return to Shareholders. For purposes of this Agreement, Total Return to Shareholders for the Performance Period for the Corporation and for each company in the Peer Group and for each company in the Index will be the Total Return to Shareholders for those companies, as such amounts are calculated and reported as provided on Exhibit A. For purposes of measuring the Total Return to Shareholders in relation to the Peer Group and the Index, the following shall apply:

(i) Peer Group. Each company in the Peer Group will then be ranked in descending order by the Total Return to Shareholders so calculated and the Corporation’s Total Return to Shareholders shall be ranked in relation thereto, using the method specified on Exhibit A. If a company within the Peer Group ceases to be publicly traded during the Performance Period, such company shall be excluded from the Peer Group for the entire Performance Period, except that if a company in the Peer Group is acquired by a company that is “diversified financials company”, as determined by reference to the GICS reporting code used for reporting to the Securities and Exchange Commission, then such company shall remain within the Peer Group.

(ii) Index. Each company in the Index will then be ranked in descending order by the Total Return to Shareholders so calculated and the Corporation’s Total Return to Shareholders shall be ranked in relation thereto, using the method specified on Exhibit A. Only those companies included in the Index at the commencement of the Performance Period will be ranked and if a company within the Index ceases to be included within the Index during the Performance Period, such company shall be excluded from the Index for the entire Performance Period.

(b) Application of Performance Condition.

(i) The total number of shares of Restricted Stock awarded will be multiplied by the Performance Factor identified on the Restricted Stock Payout Schedule that corresponds to the Corporation’s relative ranking in relation to the Peer Group and the Index, and the weightings assigned thereto, to determine the number of shares of Restricted Stock earned. The Restricted Stock Payout Schedule is attached hereto as Exhibit B.

(ii) The total number of shares subject to the Other Stock-Based Award will be multiplied by the Performance Factor identified on the Other Stock-Based Award Payout Schedule that corresponds to the Corporation’s relative ranking in relation to the Peer Group and the Index, and the weightings assigned thereto, to determine the number of shares of Stock earned pursuant to such Award. The Other Stock-Based Award Payout Schedule is attached hereto as Exhibit C.

(iii) Notwithstanding the foregoing, in the case of a Change in Control Event, the Grantee shall be entitled to a pro-rata portion of each of the Restricted Stock and Other Stock-Based Award (rounded down to the nearest whole share), based upon (x) the number of whole completed months during the Performance Period in relationship to 36 months, and (y) the Performance Factor applicable to the Corporation’s actual Total Return to Shareholders percentile rank for such Period as set forth on Exhibits B and C, respectively.

(iv) The lapse of restrictions on the Restricted Stock and the issuance of shares (or cash) pursuant to the Other Stock-Based Award are expressly contingent upon the extent to which the performance criteria is satisfied. Notwithstanding anything set forth in this Agreement, no payment shall exceed any applicable limits set forth in the Plan.

(c) Employment Condition. Notwithstanding Sections 4.1(a) and (b) hereof, and except as provided in Section 4.1(d), a derestriction of the Restricted Stock and/or the issuance of shares or payment of cash pursuant to an Other Stock-Based Award pursuant to this Section 4.1 shall only occur if Grantee continues to be actively employed by the Corporation or any of its Affiliates on the last day of the Performance Period.

(d) Exceptions to Employment Condition. Notwithstanding Section 4.1(c), if the Grantee’s termination of employment occurs prior to the end of the Performance Period by reason of (i) Grantee’s death, (ii) Grantee’s disability (covered by a long-term disability plan of the Corporation or an Affiliate then in effect), (iii) Grantee’s termination of employment by the Corporation without “Cause”, as defined in that certain Change in Control Agreement between the Corporation and the Grantee effective February 1, 1997, as amended, (iv) Grantee’s termination on or after Grantee’s attainment of age 60, (v) Grantee’s retirement with the consent of the Corporation, (vi) Grantee’s termination of his employment for constructive discharge, as was defined in Grantee’s employment agreement with Mellon Financial Corporation dated February 1, 2004, as amended on or about December 22, 2006, or (vii) sale of a business unit or subsidiary of the Corporation by which Grantee is employed, then Grantee shall be entitled to a pro-rata or other derestriction of the Restricted Stock and a pro-rata or other issuance of shares (or payment of cash) pursuant to the Other Stock-Based Award (rounded down to the nearest whole share), as set forth in the following sentence. In the case of a termination of employment pursuant to subclauses (i), (ii), (iv) or (vii), the pro-rata derestriction and issuance shall be equal to the number of shares (or amount of cash) the Grantee would have received if he or she had remained employed through the last day of the Performance Period, multiplied by a fraction equal to the number of whole months of employment completed during the Performance Period divided by 36 months, or in the case of a termination of employment pursuant to subclauses (iii), (v) or (vi), the derestriction and issuance shall be equal to all of the shares of Restricted Stock and shares represented by the Other Stock-Based Award, in either case contingent upon the extent to which the performance criteria is satisfied for such Performance Period. In the event the Grantee is entitled to a pro-rata or other derestriction or issuance as set forth in this Section 4.1(d), the timing of such derestriction or issuance shall be in accordance with Sections 3.3 and 4.1(e), respectively.

(e) Issuance of Shares for Other Stock-Based Award. To the extent some or all of the shares of Stock represented by the Other Stock-Based Award are earned as provided in Section 4.1 and upon the certification set forth in Section 4.2 hereof, the Corporation will either (i) cause to be delivered to Grantee (which delivery may be by interoffice mail or by the U.S. mail at the last address for Grantee then indicated in the Corporation’s records) certificates for such shares registered in the name of Grantee (or cash) or (ii) credit such shares (or cash) to a book-entry account in Grantee’s name; provided further that the issuance of shares and/or payment of cash earned pursuant to the Other Stock-Based Award shall be made within 2 1/2 months following the end of the year in which the Performance Period ends. If payment is made in cash, the amount will be based upon the Fair Market Value of the shares otherwise issuable, as defined under the Plan, on the last day of the Performance Period, payable without interest.

4.2 Committee Certification. As promptly as practicable after the end of the Performance Period, the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) shall determine, in accordance with the terms of the Plan and this Agreement, and certify whether and the extent to which the performance criteria has been satisfied and the number, if any, of the shares of Restricted Stock and/or shares (or cash) represented by the Other Stock-Based Award are earned under Section 4.1, subject further to its negative discretion to reduce or eliminate such amounts.

4.3 Except as provided in Section 4.1(d), upon the effective date of a termination of Grantee’s employment with the Corporation all shares of Restricted Stock then subject to restrictions on Disposition, including any dividends paid thereon, and stock (and/or cash) subject to the Other Stock-Based Award, including any dividend equivalents accrued thereon, shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation. For purposes of this Agreement, the effective date of Grantee’s termination shall be the date upon which Grantee ceases to perform services as an employee of the Corporation or any of its subsidiaries, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation or any of its subsidiaries.

SECTION 5: Miscellaneous

5.1 Notwithstanding any other provision of this Agreement, Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Stock awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination by the Committee with respect to the need for any action in order to achieve such compliance with laws or regulations shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the award of Stock under the Plan, the lapsing of restrictions thereon or the delivery of certificates therefor to comply with any law or regulation in effect from time to time.

5.2 Grantee shall be advised by the Corporation or an Affiliate as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld by the Corporation or such Affiliate on the compensation income resulting from the award of, or lapse of restrictions on, or issuance of the Stock or payment of cash. Grantee shall pay any taxes required to be withheld directly to the Corporation or any Affiliate in cash upon request, except that the Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the shares of Stock otherwise deliverable to the Grantee shares of Common Stock having a Fair Market Value, as defined in the Plan, on the date of determination of the tax, equal to the amount of the withholding tax obligation to be so satisfied. Grantee understands that no shares of Stock shall be delivered to Grantee, notwithstanding the earning thereof, unless and until Grantee shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

5.3 Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by the Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 3.1 hereof.

5.4 Nothing herein shall be construed as giving Grantee any right to be retained in the employ of the Corporation or affect any right that the Corporation may have to terminate the employment of Grantee.

5.5 This Agreement is subject in all respects to the terms of the Plan, as amended and interpreted from time to time by the Committee; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of Grantee, adversely affect the rights of Grantee with respect to the awards made hereunder. Should there be any inconsistency between the provisions of this Agreement and the terms and conditions of the Plan, the provisions in the Plan shall govern, provided further that in the event of any discrepancy between this Agreement and the terms of that certain executive compensation proposal executed                     , 2006, the executive compensation proposal shall control. Grantee may obtain a copy of the Plan by writing or calling the Executive Compensation Division of the Corporation’s Human Resources Department.

5.6 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE BANK OF NEW YORK MELLON CORPORATION

By:
Chief Executive Officer

GRANTEE

EXHIBIT A

Peer Group Companies/Calculation & Method

EXHIBIT B

Restricted Stock Payout Schedule

EXHIBIT C

Other Stock-Based Award Payout Schedule